Exhibit 5.1

345 Park Avenue New York, NY 10154-1895	Main Fax	212.407.4000 212.407.4990

December 20, 2011

Titan Pharmaceuticals, Inc.

400 Oyster Point Blvd.

Suite 505

South San Francisco, California 94080

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3, (the “Registration Statement”), filed with the Securities and Exchange Commission by Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended (the “Act”), relating to the “shelf” registration of up to an aggregate initial offering amount of $25,000,000 of the Company’s (i) common stock, par value $.001 per share (the “Common Stock”), (ii) preferred stock, par value $.001 per share (the “Preferred Stock”) and (iii) warrants to purchase the Company’s Common Stock or Preferred Stock (the “Warrants”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

Based upon the foregoing and in reliance thereon, and subject to the qualifications herein stated, it is our opinion that:

1. With respect to the Common Stock, (i) when specifically authorized for issuance by the Company’s Board of Directors or an authorized committee thereof (the “Authorizing Votes”), (ii) when an appropriate prospectus supplement with respect to the shares of Common Stock has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations promulgated under the Act, (iii) if the shares of Common Stock are to be sold pursuant to a purchase, underwriting or similar agreement, then when such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company, (iv) when the Registration Statement has become effective under the Act, (v) when the terms of the sale of the Common Stock have been duly established in conformity with the Certificate of Incorporation and Bylaws, each as in effect at the relevant time applicable, and assuming such terms and sale do not violate the Delaware General Corporation Law (“DGCL”) or any other applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vi) when the Common Stock has been issued and sold as contemplated by the Registration Statement, and (vii) when the Company has received the consideration provided for in the Authorizing Votes and in the Registration Statement and such consideration per share is not less than the par value per share of the Common Stock, the Common Stock will be legally issued, fully paid and non-assessable.

2. With respect to the Preferred Stock, (i) when specifically authorized for issuance by the Authorizing Votes, (ii) when an appropriate prospectus supplement with respect to the shares of Preferred Stock has been prepared, delivered and filed in compliance with the Act and the applicable Rules and Regulations promulgated under the Act, (iii) if the shares of Preferred Stock are to be sold pursuant to a purchase, underwriting or similar agreement, then when such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company, (iv) when the Registration Statement has become effective under the Act, (v) when the terms of the sale of the Preferred Stock have been duly established in conformity with the Certificate of Incorporation and Bylaws, each as in effect at the relevant time applicable, and assuming such terms and sale do not violate the DGCL or any other applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vi) when the Preferred Stock has been issued and sold as contemplated by the Registration Statement, and (vii) when the Company has received the consideration provided for in the Authorizing Votes and in the Registration Statement and such consideration per share is not less than the par value per share of the Preferred Stock, the Preferred Stock will be legally issued, fully paid and non-assessable.

3. With respect to the Warrants, (i) when specifically authorized for issuance by the Authorizing Votes, (ii) when an appropriate prospectus supplement with respect to the Warrants has been prepared, delivered and filed in compliance with the Act and the applicable Rules and Regulations promulgated under the Act, (iii) if the Warrants are to be sold pursuant to a purchase, underwriting or similar agreement, then when such purchase, underwriting or similar agreement has been duly authorized, executed and delivered by the Company and the other parties thereto and has become a valid and binding agreement of the Company, (iv) when the Registration Statement has become effective under the Act, (v) when the terms of the sale of the Warrants have been duly established in conformity with the Certificate of Incorporation and Bylaws, each as in effect at the relevant time applicable, and assuming such terms and sale do not violate the DGCL or any other applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (vi) when the Warrants have been issued and sold as contemplated by the Registration Statement, and (vii) when the Company has received the consideration provided for in the Authorizing Votes and in the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP